                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         DELTA FINANCIAL CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                          DELTA FINANCIAL CORPORATION
                               1000 WOODBURY ROAD
                            WOODBURY, NEW YORK 11797

Dear Stockholder:

     On behalf of the Board of Directors of Delta Financial Corporation, it is my pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of the Company, which will be held at the Huntington Hilton, at 598 Broad Hollow Road, Melville, New York 11747, on Wednesday, May 12, 1999, at nine o'clock in the morning, local time.

     The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

     It is important that your shares be represented at the meeting, regardless of how many shares you hold. Whether or not you can be present in person, please sign, date and return your proxy in the enclosed postage paid envelope, as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

     We appreciate your support and look forward to seeing you at the meeting.

                                          Sincerely yours,

                                          /S/ Hugh Miller

                                          Hugh Miller
                                          President & Chief Executive Officer

                          DELTA FINANCIAL CORPORATION
                               1000 WOODBURY ROAD
                            WOODBURY, NEW YORK 11797

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1999
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Delta Financial Corporation (the "Company") will be held at the Huntington Hilton at 598 Broad Hollow Road, Melville, New York 11747, on Wednesday, May 12, 1999, at nine o'clock in the morning, local time, for the following purposes:

          1. To elect one Class III Director for a term of three years and until his successor shall have been elected and qualified ("Proposal No. 1");

          2. To ratify the appointment of KPMG LLP as independent public accountants for the Company for the fiscal year ending December 31, 1999 ("Proposal No. 2"); and

          3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Stockholders of record at the close of business on March 24, 1999 will be entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors,

                                          /S/ Teresa Ginter

                                          Teresa Ginter
                                          Secretary

Woodbury, New York
March 30, 1999

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES TO BE VOTED, PLEASE DATE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                          DELTA FINANCIAL CORPORATION
                               1000 WOODBURY ROAD
                            WOODBURY, NEW YORK 11797

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           MEETING DATE: MAY 12, 1999

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Delta Financial Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Huntington Hilton at 598 Broad Hollow Road, Melville, New York 11747, on Wednesday, May 12, 1999, at nine o'clock in the morning, local time, or any adjournments thereof. Stockholders of record at the close of business on March 24, 1999 will be entitled to vote at the meeting.

     The shares represented by the accompanying proxy will be voted (or withheld from voting) as directed (1) with respect to the election of a Director (Proposal No.1) or, if no direction is indicated with respect to Proposal
No. 1, will be voted in favor of the election as Director of the nominee listed below, and (2) with respect to ratifying the appointment of KPMG LLP as independent accountants for the Company (Proposal No. 2) or, if no direction is indicated with respect to Proposal No. 2, will be voted in favor of such ratification. Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the Delta Funding Corp. 401(k) Profit-Sharing Plan. Shares for which no instructions are received by the trustees will be voted in the same proportion as the shares for which the trustees receive instructions.

     Under Delaware law, abstentions and broker non-votes are counted for purposes of establishing a quorum, but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a stockholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. At the Annual Meeting, a plurality of the shares of Common Stock voted is required to elect a Director, without regard to either broker non-votes or abstentions.

     An Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, accompanies this Proxy Statement. Additional copies of the Annual Report are available upon request. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders.

                               VOTING SECURITIES

     The Company has set the close of business on March 24, 1999 as the record date (the "Record Date") for purposes of determining stockholders entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 15,358,749 shares of common stock, par value $.01 per share (the "Common Stock"), the only class of voting securities of the Company outstanding. Each stockholder is entitled to one vote for each share of Common Stock held.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table provides information at March 1, 1999, with respect to
(1) any person known to the Company to be the beneficial owner of five percent or more of the Common Stock, (2) all Directors (both continuing and nominees) of the Company, (iii) each of the five most highly compensated executive officers of the Company, and (iv) all Directors and executive officers as a group. Unless otherwise indicated, the beneficial ownership disclosed consists of sole voting and investment power.

                                                                                     AMOUNT AND NATURE OF    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                              BENEFICIAL OWNERSHIP    OF CLASS
----------------------------------------------------------------------------------   --------------------    --------
Sidney A. Miller (2)..............................................................         4,855,391           31.6%
Hugh Miller (3)...................................................................         5,557,808           36.2%
Marc E. Miller (4)................................................................         4,028,603           26.2%
Lee L. Miller (5).................................................................         4,019,789           26.2%
Richard Blass (6).................................................................            21,912            0.1%
Martin D. Payson (7)..............................................................            42,500            0.3%
Arnold B. Pollard (8).............................................................             7,500              *
Randall F. Michaels (9)...........................................................            27,425            0.2%
Christopher Donnelly (10).........................................................            10,510            0.1%
T. Rowe Price Associates, Inc. (11)...............................................           988,300            9.2%
Wellington Management Company, LLP (12)...........................................           834,900            5.4%
All Directors and executive officers as a group (11 persons) (13).................        10,575,236           68.9%

------------------
  * Less than one-tenth of one percent

 (1) Unless otherwise indicated, the address of each beneficial owner is c/o Delta Financial Corporation, 1000 Woodbury Road, Woodbury, NY 11797.

 (2) Includes 10,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

 (3) Includes (1) 4,003,451 shares of Common Stock owned by two grantor retained annuity trusts, of which Mr. Hugh Miller is a trustee and has shared voting and investment power, (2) 12,676 shares of Common Stock over which he has sole voting and investment power for the benefit of two family members under the Uniform Gifts for Minor's Act, and (3) 40,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

 (4) Includes (1) 4,003,451 shares of Common Stock owned by two grantor retained annuity trusts, of which Mr. Marc Miller is a trustee and has shared voting and investment power; (2) 8,814 shares of Common Stock over which he has sole voting and investment power for the benefit of two family members under the Uniform Gifts for Minor's Act, and (3) 10,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

 (5) Includes (1) 4,003,451 shares of Common Stock owned by two grantor retained annuity trusts, of which Mr. Lee Miller is a trustee and has shared voting and investment power and (2) 10,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

 (6) Includes 20,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

 (7) Includes 7,500 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days. Mr. Payson's address is 750 Lexington Avenue, New York, NY 10022.

 (8) Includes 7,500 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days. Dr. Pollard's address is c/o Chief Executive Group, 733 Third Avenue, New York, NY 10017.

 (9) Includes 20,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

(10) Includes 10,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

(11) Based upon Schedule 13G filings. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associate's address is 100 E. Pratt Street, Baltimore, MD 21202.

(12) Based upon Schedule 13G filings. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Wellington Management Company ("WMC"), in its capacity as investment advisor, may be deemed to beneficially own these 834,900 shares, which are held of record by clients of WMC. According to its Schedule 13G filing, WMC has shared power to dispose or to direct the disposition of all 834,900 shares, and has shared power to vote or direct the vote of 486,800 shares. WMC's address is 75 State Street, Boston, MA 02109.

(13) Includes 144,000 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of five members divided into three classes serving staggered terms, with the term of one class of Directors to expire each year. At the Annual Meeting, the stockholders will elect one Class III Director for a term of three years, expiring in 2001 and until his successor shall have been elected and qualified. The term of the Class I Directors expires in 2000 and the term of the Class II Directors expires in 2001, at which times Directors of such classes will be elected for three-year terms. The nominee is presently serving as a Director of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as Director of Hugh Miller. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors knows of no reason to anticipate that this will occur.

     Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting. The Company was incorporated in August 1996 to acquire all the outstanding capital stock of Delta Funding Corporation, a New York corporation. References to the Company in the following biographies, and in the biographies of executive officers below, may include references to Delta Funding Corporation prior to the Company's incorporation.

NOMINEES

  Class III Director

     Hugh Miller has been the President and Chief Executive Officer of the Company since 1991. He has been associated with the Company in various capacities since 1985 and has been primarily responsible for the day-to-day operations of the Company since 1985.

CONTINUING DIRECTORS

  Class I Directors

     Richard Blass is a Senior Vice President, Chief Financial Officer and Treasurer of the Company since 1997. He has served in various capacities since joining the Company in 1992, including Vice President, Securitizations. Prior thereto, Mr. Blass was a money market and derivatives trader at Citicorp Securities Markets Inc.

     Arnold B. Pollard, Ph.D. became a Director of the Company in 1996.
Dr. Pollard has been the President and Chief Executive Officer of Chief Executive Group, which publishes Chief Executive magazine, since 1993 and, for over 20 years, Dr. Pollard has been President of Decision Associates, a management consulting firm specializing in organizational strategy and structure. Dr. Pollard was also a founding member of the Strategic Decision Analysis Group of SRI. Dr. Pollard also serves on the Board of Directors of GKN Securities, Inc., Sonic

Foundry, the International Management Education Foundation, and The Committee for Economic Development, and is on the advisory board of Sequel Technology.

  Class II Directors

     Sidney A. Miller founded the Company and has been Chairman of the Board of Directors of the Company since its inception. He was President and Chief Executive Officer from 1982 to 1991 and has been involved in the mortgage banking industry since 1974. He is also a chartered life insurance underwriter. Mr. Miller is a director of the Home Equity Lenders Leadership Organization and the National Home Equity Mortgage Association, as well as an Associate Trustee of North Shore University Hospital.

     Martin D. Payson became a Director of the Company in 1996. Mr. Payson formerly served as Vice Chairman of Time Warner, Inc. from 1990 to 1992, and prior to the merger of Time Inc. and Warner Communications, Inc., Mr. Payson held the position of Office of the President and General Counsel of Warner Communications, Inc., of which he also was a Director for 14 years. Mr. Payson also serves on the Board of Directors of Meridian Sports Incorporated, Panavision Inc. and Global Decisions Group, LLC. He is the Chairman of the Board for Latin Communications Group Inc.

  Board and Committee Meetings

     The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee, currently comprised of Messrs. Sidney
A. Miller, Hugh Miller and Richard Blass, is authorized and empowered, to the extent permitted by Delaware law, to exercise all functions of the Board of Directors in the interval between meetings of the Board of Directors. The functions of the Audit Committee, currently comprised of Messrs. Payson and Pollard, include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and result of their auditing engagement and the independence of such accountants. The Compensation Committee, currently comprised of Messrs. Payson and Pollard, reviews and approves the compensation of executive officers and key employees and administers the Company's stock option plan.

     During the year ended December 31, 1998, there were five meetings of the Board of Directors, ten unanimous written consents in lieu of a meeting of the Board of Directors, one meeting each of each of the Audit and Compensation Committees and no meetings of the Executive Committee.

     Each Director attended not less than 75% of the meetings of the Board and not less than 75% of the meetings held by all committees on which he served.

     Each Director who is not an officer or employee of the Company is paid an annual fee of $20,000 in addition to a fee of $1,000, plus expenses, for each Board of Directors meeting attended. Each committee member, who is not an officer or employee of the Company, is paid a fee of $1,000, plus expenses, for each committee meeting attended. Committee fees are paid only for meetings held on days when no Board of Directors meeting is held. Each non-employee Director has also received, upon their appointment to the Board, a grant of 10,000 options, one-quarter of which vested immediately upon election with an additional one quarter vesting each year thereafter.

MANAGEMENT

  Directors and Executive Officers

     The Directors and Executive Officers of the Company as of December 31, 1998 are as follows:

                                                          DIRECTOR
NAME                                               AGE    SINCE      POSITION HELD WITH THE COMPANY
------------------------------------------------   ---    --------   ------------------------------------------------
Sidney A. Miller................................   64       1996     Chairman of the Board of Directors
Hugh Miller.....................................   35       1996     President, Chief Executive Officer and Director
Richard Blass...................................   35       1996     Senior Vice President, Chief Financial Officer,
                                                                     Treasurer and Director
Martin D. Payson................................   63       1996     Director
Arnold B. Pollard...............................   56       1996     Director
Teresa E. Ginter................................   60         --     Senior Vice President and Secretary
Christopher Donnelly............................   38         --     Senior Vice President
Randall F. Michaels.............................   39         --     Senior Vice President
Franklin E. Pellegrin, Jr.......................   48         --     Senior Vice President
Marc E Miller...................................   32         --     Senior Vice President
Lee Miller......................................   29         --     Senior Vice President

     Biographical information follows for the Executive Officers named in the above chart who are not Directors of the Company.

     Teresa E. Ginter has been a Senior Vice President of the Company since 1992 and was a Vice President of the Company from 1986 to 1992. Ms. Ginter's primary responsibilities include supervising the internal policy and procedures of loan originations. Ms. Ginter has been with the Company since its inception and has served in a variety of positions.

     Christopher Donnelly has been a Senior Vice President of the Company since 1995 and was a Vice President of the Company from 1992 to 1995. Mr. Donnelly is primarily responsible for supervising all aspects of credit and underwriting, including the Broker, Retail and Correspondent Divisions and Appraisal Review. Since joining the Company in 1987, Mr. Donnelly has served in a variety of positions, including Assistant Manager of Originations.

     Randall F. Michaels has been a Senior Vice President of the Company since 1996 and has been the National Sales Manager since he joined the Company in 1995 as a Vice President. Mr. Michaels is primarily responsible for supervising all aspects of sales and marketing for the Company. Prior to joining Delta, Mr. Michaels was Regional Sales Manager of Quality Mortgage/Express Funding Inc., a mortgage finance company, for two years and, before that, Regional Sales Manager for American Funding Group, a mortgage finance company, for six years.

     Franklin E. Pellegrin, Jr. has been a Senior Vice President of the Company since 1996 and has been the Servicing Manager since he joined the Company in 1996 as a Vice President. Prior thereto, Mr. Pellegrin served as Senior Vice President in charge of servicing and data processing of Mid-Coast Mortgage Company for sixteen years.

     Marc E. Miller has been a Senior Vice President and General Counsel of the Company since 1998. Mr. Miller joined the Company in 1993 as an Assistant Vice President, primarily overseeing aspects of default management and handling certain in-house legal responsibilities. Prior to joining the Company, from 1991 to 1993, Mr. Miller was an Associate at the law firm of Winick & Rich, P.C., where he specialized in commercial litigation.

     Lee Miller, CFA, has been a Senior Vice President of the Company since 1998, primarily responsible for Risk Management. Mr. Miller joined the Company in 1994 as an Assistant Vice President, and his responsibilities have included analyzing securitization structures, product development pricing and secondary marketing. Prior to joining the Company, Mr. Miller worked at J.P. Morgan Institutional Management trading money market securities and analyzing relative value.

FAMILY RELATIONSHIPS

     Hugh Miller, Marc E. Miller and Lee Miller are Sidney A. Miller's sons. No other family relationship exists among any of the Directors or executive officers of the Company as of December 31, 1998. No arrangement or understanding exists between any Director or executive officer or any other person pursuant to which any Director or executive officer was selected as a Director or executive officer of the Company. Subject to rights under applicable employment agreements, each executive officer serves at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following report submitted by the Compensation Committee of the Board of Directors (the "Compensation Committee"), provides information regarding policies and practices concerning compensation of the Chief Executive Officer and other executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is responsible for setting the compensation paid to the Chief Executive Officer and for final approval of the compensation paid to other executive officers of the Company, approving or disapproving the recommendations of the Chief Executive Officer as to such compensation. The Compensation Committee, which is comprised of the two non-employee Directors of the Company, is responsible for approving the overall compensation plans which govern the compensation of the key executive officers, including the Company's Chief Executive Officer. Most executive officers, including the Chief Executive Officer, are compensated pursuant to the terms of written employment agreements. (See "Employment Agreements"). All of the Company's compensation plans and the employment contracts for the executive officers were in place prior to 1998 and were not amended during 1998. Executives are provided with a combination of one or more of the following types of compensation: salary and annual bonus.

     SALARY: All executive officers are provided with a fixed annual salary that is reviewed on an annual basis by the Compensation Committee and the Chief Executive Officer. Salary and increases are determined partially by comparison to salaries for similar positions at comparable companies, the executive's annual performance review, the value of the contributions made by the executive and the executive's and the Company's performance in relation to goals established at the beginning of the period. In addition to considering the above factors when approving compensation increases, the Compensation Committee also considers the overall financial health of the Company.

     ANNUAL BONUS: The Company also attempts to motivate its executives by providing them the opportunity to earn an annual bonus. These bonuses, if paid, can represent a significant portion of the executive's total compensation. The bonus amount depends upon the Compensation Committee's evaluation of such executive's work performance and contribution to the Company's success and/or is based upon satisfaction of certain prescribed conditions set forth in each officer's respective employment agreement.

     The Compensation Committee believes that a meaningful base salary and bonus are necessary to retain and attract qualified executive personnel. The Compensation Committee further believes that the compensation paid to the Company's Chief Executive Officer and other executive officers in 1998 was fair and appropriate.

STOCK OPTION PLAN

     As of December 31, 1998, the Company has granted options to purchase an aggregate of 795,060 shares of Common Stock to eligible recipients under the 1996 Stock Option Plan of Delta Financial Corporation (the "1996 Plan"). A total of 2,200,000 shares of Common Stock are reserved for issuance under the 1996 Plan.

     The purpose of the 1996 Plan is to encourage the Company's employees and directors to acquire a larger proprietary interest in the Company and to provide incentives to maximize the long-term growth of the Company. The Company believes the opportunity to acquire such a proprietary interest will aid the Company in securing and retaining qualified employees.

     The Compensation Committee believes that equity ownership by management helps align management and stockholder interest and enhances stockholder value. The Compensation Committee believes that, based on the Company's performance, granting additional equity interest to management is warranted to reward them for past performance and encourage their future efforts. The Compensation Committee will continue to review option-based compensation from time to time and reward management with compensation reflecting the Company's, and management's, performance.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1 million per executive officer. For the 1998 taxable year, Delta did not exceed, and therefore was not affected by, this limitation.

Compensation Committee:

Martin D. Payson
Arnold B. Pollard

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation for the past three years of the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers:

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                              ANNUAL COMPENSATION                        AWARDS
                                -----------------------------------------------    ------------------
                                                                  OTHER ANNUAL      SECURITIES           ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     SALARY       BONUS       COMPENSATION     UNDERLYING OPTIONS    COMPENSATION(1)
-----------------------------   ----    --------    ----------    -------------    ------------------    ------------
Sidney A. Miller.............   1998    $356,731    $  350,000             --                 --            $4,800
  Chairman of the Board......   1997     350,000     1,265,250             --                 --                --
                                1996      53,846       350,000             --             25,000             5,218

Hugh Miller..................   1998     356,731       350,000             --                 --             4,800
  Chief Executive Officer       1997     350,000     1,265,250             --                 --             4,750
                                1996     408,554       350,000             --            100,000             5,218

Randall F. Michaels (2)......   1998     140,866       600,685      $   7,933                 --            $4,800
  Senior Vice President         1997     125,000       426,099          7,955             25,000             4,750
                                1996     120,739       143,054             --             25,000                --

Richard Blass................   1998     216,827       130,000          8,844                 --            $4,800
  Chief Financial Officer       1997     173,077       141,015          6,064             25,000             4,750
                                1996     108,173        50,000          2,038             25,000             5,218

Christopher Donnelly.........   1998     178,365        85,000          8,173                 --            $4,800
  Senior Vice President......   1997     163,462        44,537          6,735                 --             4,750
                                1996     138,462        16,000          5,288             25,000             5,218

------------------
(1) Consists of matching contributions by the Company to the executive officers' respective accounts pursuant to the Delta Funding Corporation
    401(k) Profit-Sharing Plan.

(2) "Bonus" consists of commissions paid to Mr. Michaels throughout the year based upon the Company's loan production each year.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of options or stock appreciation rights in 1998 to the executive officers of the Company named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     There were no options exercised by any of the executive officers of the Company named in the Summary Compensation Table during 1998. No stock appreciation rights ("SARs") have ever been granted by the Company to executive officers.

                                                                 NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                              SHARES                         OPTIONS AT FISCAL YEAR END(#)            AT FISCAL YEAR END($)
                              ACQUIRED ON    VALUE         ---------------------------------    ---------------------------------
NAME                          EXERCISE(#)   REALIZED($)    EXERCISABLE(#)   UNEXERCISABLE(#)    EXERCISABLE($)   UNEXERCISABLE($)
---------------------------   -----------   -----------    --------------   ----------------    --------------   ----------------
Sidney A. Miller...........        0            $ 0            10,000             15,000              $0                $0
Hugh Miller................        0              0            40,000             60,000               0                 0
Randall F. Michaels........        0              0            15,000             35,000               0                 0
Richard Blass..............        0              0            15,000             35,000               0                 0
Christopher Donnelly.......        0              0            10,000             15,000               0                 0

EMPLOYMENT AGREEMENTS

     Effective October 1, 1996, the Company entered into employment agreements with Sidney A. Miller, Hugh Miller, Christopher Donnelly and Randall F. Michaels. On March 4, 1997, the Company entered into an employment agreement with Richard Blass. Sidney A. Miller's and Hugh Miller's employment agreements are for terms of five years, and Richard Blass', Christopher Donnelly's and Randall F. Michaels' employment agreements are for terms of three years.

     Under the terms of the respective employment agreements, the Company pays Sidney A. Miller a minimum base salary of $350,000 per year, Hugh Miller a minimum base salary of $350,000 per year, Richard Blass a minimum base salary of $200,000 per year, Christopher Donnelly a minimum base salary of $150,000 per year and Randall F. Michaels a minimum base salary of $125,000 per year. Each of these officers is entitled to participate generally in the Company's employee benefit plans, including the 1996 Plan, and is eligible for an incentive bonus from the Company's executive bonus pool. The cash bonuses available to Christopher Donnelly and Randall F. Michaels are made at the discretion of the Board of Directors and are based on subjective performance criteria. Under the terms of their respective employment agreements, Sidney A. Miller, Hugh Miller and Richard Blass are eligible for cash bonuses in any one fiscal year of up to 400% of their annual salary for Mssrs. Miller and Miller and up to 50% of his annual salary for Mr. Blass, payable on a quarterly basis within 60 days after the relevant quarter. The amount of such quarterly cash bonus is calculated under the agreements as follows: for each 1% increase in net earnings per share for the relevant fiscal quarter greater than 10% as measured against the corresponding quarter of the prior fiscal year, each of Sidney A. Miller and Hugh Miller will receive a quarterly cash bonus of 15% of his respective current annual salary and Richard Blass will receive a quarterly cash bonus of 1.875% of his current annual salary.

     Under the terms of their respective employment agreements, Sidney A. Miller and Hugh Miller also are granted benefits covering life insurance (Sidney A. Miller receives coverage up to $25,000,000, and Hugh Miller receives coverage of up to $1,000,000), medical expenses not covered by insurance (up to $100,000 per year) and additional allowances for business related travel and entertainment (up to $25,000 per year).

     If any of these five executive officers is terminated "for cause," which definition generally includes termination by the Company due to the executive's willful failure to perform his duties under the employment agreement, the executive's personal dishonesty, or the executive's breach of his fiduciary duties or the terms of the employment agreement to which he is a party, then the Company is obligated to pay the terminated executive only his base salary up to the date of his "for cause" termination. If either Sidney A. Miller or Hugh Miller is terminated without cause, the Company is obligated to pay such executive officer his base salary, bonus and benefits for the remaining term of his employment agreement. If either Sidney A. Miller or Hugh Miller resigns for "good reason," which generally includes resignation due to a breach by the Company of his employment agreement or the occurrence of a change of control in the Company's ownership, the Company must pay such executive officer his salary, bonus and benefits for the remaining term of the employment agreement. However, if any of Richard Blass, Christopher Donnelly or Randall F. Michaels is terminated without cause, the Company is obligated to pay such executive officer certain amounts set forth in the respective agreements payable in equal installments over the six months following such termination without cause.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total stockholder returns (assuming reinvestment of dividends) of the Company from November 1, 1996 (the month in which the Company's Common Stock became registered under Section 12 of the Securities Exchange Act of 1934, as amended) through December 31, 1998, to the Standard & Poor's 500 Composite Stock Index ("S&P 500") and certain peer group/comparable companies ("Peer Group Companies").** The graph assumes $100 invested on November 1, 1996 in the Company, the S&P 500 Index and the Peer Group Companies.

               COMPARISON OF TWENTY SIX-MONTH CUMULATIVE RETURN *
                   AMONG DELTA FINANCIAL CORPORATION, S&P 500
                            AND PEER GROUP COMPANIES

                                 [LINE CHART]

Company Name / Index            11/1/96     12/31/96     12/31/97    12/31/98
--------------------            -------     --------     --------    --------
Delta Financial Corporation       100         109.09        81.06       35.99
S&P 500 Index                     100         105.44       140.61      180.80
Peer Group                        100          99.20        69.25       21.42

    * $100 INVESTED ON 11/1/96 IN STOCK OR ON 11/1/96 IN INDEX OR PEER GROUP COMPANIES INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

------------------

** Peer Group Companies, which were selected based primarily upon SIC number, market value and type of business, include the following comparable companies: Aames Financial Corp., BNC Mortgage, Inc., ContiFinancial Corp., First Alliance Corp., HomeGold Financial, Inc., IMC Mortgage Company, Long Beach Financial Corp, Mego Mortgage Corp., New Century Financial Corp., Rock Financial Corp. and Westmark Group Holdings.

RELATED PARTY TRANSACTIONS

     In October 1996, the Company's subsidiary, Delta Funding Corporation, issued certain S corporation distribution notes in the amount of $23,400,000 to the former shareholders of Delta Funding Corporation--Sidney A. Miller, Hugh Miller, the Sidney A. Miller Grantor Retained Annuity Trust and the Rona V. Miller Grantor Retained Annuity Trust. These notes were re-paid in November 1996.

     A note due to the Company from Hugh Miller in the amount of $990,000 which had an interest rate of 7.5% per annum and a maturity date in 2001 was repaid in full in June 1996.

     The Company previously sub-leased its Woodbury, New York office space from Commercial Capital Corp. of New York ("Commercial Capital"), a corporation which is wholly-owned by Rona V. Miller, spouse of Sidney A. Miller. This lease was assigned to the Company on August 2, 1996. Prior to such assignment, the Company paid rent to Commercial Capital in an amount equal to that which Commercial Capital paid the landlord.

     Long Island Closing Corporation, a company wholly-owned by Rona V. Miller, was hired by title abstract companies as closing agent to clear titles on substantially all of the Company's brokered loan closings held at the Company's headquarters until approximately August 1997. All fees for these services were paid by the borrowers, which totaled approximately $84,000 in 1997 and $127,000 in 1996. All such borrowers received an Affiliated Business Arrangement Disclosure in accordance with the provisions of the Real Estate Settlement and Procedures Act ("RESPA"), in which they were informed of the relationship between Long Island Closing Corporation and the Company. In or about August 1997, Long Island Closing ceased acting as closing agent for abstract companies on the Company's brokered loan closings.

     Miller Planning Corporation, a company wholly-owned by Sidney A. Miller, acts as the Company's agent in procuring certain of the Company's group health, disability and life insurance policies from independent insurance carriers for which it receives commissions from the insurance companies. These commissions totaled approximately $3,000 in 1998 and $13,000 in 1997. Miller Planning Corporation previously offered and received commissions on life and disability credit insurance sold to the Company's borrowers.

     The Company pays the annual premium on a $25 million split-dollar life insurance policy for Sidney A. Miller. The beneficiaries on the policy are certain members of the Miller family; however, in the event of Sidney A. Miller's demise, before any other payments are made the Company is first reimbursed out of the proceeds of the policy for the lesser of the cash value or all premiums it has paid during the term of the policy.

     Certain members of the Miller family personally guaranteed two of the Company's lines of credit with unaffiliated financial institutions in 1996. A $1 million line was personally guaranteed by Sidney A. Miller and a $2.5 million line was personally guaranteed, jointly and severally, by Sidney A. Miller and Hugh Miller. In connection with the Company's initial public offering in November 1996, these personal guarantees were released.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Martin D. Payson (a director) filed one Form 4 approximately five days late, due to a clerical error.

     THE BOARD OF DIRECTORS HAS NOMINATED HUGH MILLER AS CLASS III DIRECTOR AND RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ELECT HUGH MILLER.

                                 PROPOSAL NO. 2

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of KPMG LLP as the Company's independent certified public accountants for the year ending December 31, 1999. KPMG LLP has served as the Company's independent certified public accountants since 1989. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS HAS APPROVED THE APPOINTMENT OF KPMG LLP AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 1999 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 2000 Annual Meeting.

                               OTHER INFORMATION

     The costs of solicitation of proxies will be borne by the Company. Directors, officers and other employees of the Company may solicit proxies in person or by telephone, without additional compensation thereof, other than reimbursement of out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons, and the Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in so doing.

                                          By Order of the Board of Directors,
                                          Teresa Ginter
                                          Secretary

Woodbury, New York
March 30, 1999

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 MAY BE OBTAINED BY STOCKHOLDERS SOLICITED HEREBY, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO INVESTOR RELATIONS DEPARTMENT, DELTA FINANCIAL CORPORATION, 1000 WOODBURY ROAD, WOODBURY, NEW YORK 11797.

                 DELTA FUNDING CORP. 401(K) PROFIT SHARING PLAN
                        CONFIDENTIAL VOTING INSTRUCTIONS
           INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF STOCKHOLDERS, WEDNESDAY, MAY 12, 1999

     The undersigned hereby instructs the Trustee of the Delta Funding Corp. 401(k) Profit Sharing Plan (the "Plan") to vote all shares of Common Stock of Delta Financial Corporation allocated to the undersigned's account under the Plan at the Annual Meeting of Stockholders of said Corporation to be held at the Huntington Hilton, 598 Broad Hollow Road, Melville, New York 11747 on May 12, 1999, at 9:00 a.m. (local time) or any adjournment thereof. In accordance with the following instructions on the reverse side (OR, IF NO INSTRUCTIONS ARE GIVEN, "FOR" THE NOMINEE IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2).

                          (Continued on reverse side)

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

     If you plan to attend Delta Financial Corporation's annual stockholder meeting, kindly detach the bottom portion of this proxy card, and bring it with you to the meeting. Please note that only those stockholders who bring this proxy card with them will be admitted to the meeting.

                          DELTA FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                            May 12, 1999, 9:00 a.m.
                               Huntington Hilton
                             598 Broad Hollow Road
                            Melville, New York 11747

                                            Please mark
                                            your votes as /X/
                                            indicated in
                                            this example

1. ELECTION OF DIRECTORS

                       FOR the
                       nominee
                       listed
                        below    WITHHOLD
                       (except   AUTHORITY
                         as       to vote
                      withheld    for the
                       in the     nominee
                        space     listed
                      provided)    below

                        / /         / /

NOMINEE: HUGH MILLER

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE.

2. Ratification of KPMG LLP as the independent certified public accountants of the corporation The Board of Directors recommends a vote "FOR" ratification of KPMG LLP.


              FOR                 AGAINST               ABSTAIN
              / /                   / /                   / /

The Trustee is authorized to grant authority to management persons to vote upon such other business as may properly come before the meeting.

                                            Please sign exactly as name appears
                                            hereon. When signing as attorney,
                                            executor, administrator, trustee
                                            or guardian, please give full title
                                            as such.

                                            Dated:                        , 1998
                                                  ------------------------

                                            ------------------------------------
                                                       Signature(s)

                                            ------------------------------------
                                                       Signature(s)

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^


               [graphic]      VOTE BY TELEPHONE       [graphic]

                        QUICK * * * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

o You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS:
           PRESS1.
--------------------------------------------------------------------------------


              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0. YOU WILL
           HEAR THESE INSTRUCTIONS:
--------------------------------------------------------------------------------


Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

            To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
--------------------------------------------------------------------------------


               CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                           1-800-840-1208 - ANYTIME

                   There is NO CHARGE to you for this call.

PROXY

                          DELTA FINANCIAL CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Sidney A. Miller, Hugh Miller and Teresa Ginter, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of Delta Financial Corporation that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 12, 1999 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

     If you plan to attend Delta Financial Corporation's annual stockholder meeting, kindly detach the bottom portion of this proxy card, and bring it with you to the meeting. Please note that only those stockholders who bring this proxy card with them will be admitted to the meeting.

                          DELTA FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                            May 12, 1999, 9:00 a.m.
                               Huntington Hilton
                             598 Broad Hollow Road
                            Melville, New York 11747

                                            Please mark
                                            your votes as /X/
                                            indicated in
                                            this example

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE,
THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS

                       FOR the
                       nominee
                       listed
                        below    WITHHOLD
                       (except   AUTHORITY
                         as       to vote
                      withheld    for the
                       in the     nominee
                        space     listed
                      provided)    below

                       / /          / /

NOMINEE: HUGH MILLER

2. Ratification of KPMG LLP as the independent certified public accountants for the corporation.

              FOR                 AGAINST               ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                            Please sign exactly as name appears
                                            hereon. When signing as attorney,
                                            executor, administrator, trustee
                                            or guardian, please give full title
                                            as such.

                                            Dated:                        , 1998
                                                  ------------------------

                                            ------------------------------------
                                                       Signature(s)

                                            ------------------------------------
                                                       Signature(s)

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

               [graphic]      VOTE BY TELEPHONE       [graphic]
                        QUICK * * *  EASY * * *  IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

o You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
 OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS: PRESS
            1.
--------------------------------------------------------------------------------

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
 OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0. YOU WILL
            HEAR THESE INSTRUCTIONS:
--------------------------------------------------------------------------------

Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

            To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
--------------------------------------------------------------------------------

               CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE

                           1-800-840-1208 - ANYTIME

                   There is NO CHARGE to you for this call.